Exhibit (n)(2)

To the Board of Directors and Stockholders
Monroe Capital Corporation and Subsidiaries

Our audits of the consolidated financial statements referred to in our report dated March 7, 2017, (appearing in the accompanying registration statement on Form N-2) also included an audit of the senior securities table of Monroe Capital Corporation and Subsidiaries (collectively, the Company) appearing in this Form N-2. This table is the responsibility of the Company’s management. Our responsibility is to express an opinion based on our audits of the consolidated financial statements.

In our opinion, the senior securities table, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

/s/ RSM US LLP

Chicago, Illinois

March 7, 2017